Exhibit 99.1

MFA

FINANCIAL, INC.

One Vanderbilt Ave

New York, New York 10017

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 23, 2022		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Fourth Quarter 2021 Financial Results

Continued success in acquiring assets drives higher net interest income

Relative book value stability - Earnings of $0.08 per common share

Second consecutive record quarter for originations at Lima One

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the fourth quarter ended December 31, 2021.

Fourth Quarter 2021 financial results update:

•	MFA generated fourth quarter net income of $35.9 million, or $0.08 per common share.

•	GAAP book value at December 31, 2021 was $4.78 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans and securitized debt held at carrying value for GAAP reporting, was $5.15 per common share at quarter-end.

•     Net interest income increased on a sequential quarterly basis to $70.1 million, primarily driven by continued successful asset acquisitions and another record quarter for origination volumes at Lima One, resulting in a 13% increase in net interest income. In addition, during the quarter, we completed a securitization of $284.2 million of Single-Family Rental Loans, with a weighted average coupon of bonds sold of 2.15%, providing $103.1 million additional liquidity and longer term, non-recourse, non-mark-to-market financing. We also completed two securitizations of Agency Eligible Single-Family Rental loans totaling $652.9 million during the quarter. For the fourth quarter, the overall net interest spread generated by all of our interest-bearing assets was 2.98%, unchanged from the prior quarter.

•	Loan acquisition activity of $1.4 billion reflects continued successful execution of our asset aggregation strategy, resulting in net portfolio growth for the quarter approaching $800 million. During the quarter we acquired, or committed to acquire, approximately $950 million of Non-QM loans. At Lima One, funded originations were more than $450 million (over $600 million maximum loan amount inclusive of undrawn amounts), reflecting record volumes for the second consecutive quarter. In addition, draws funded during the quarter on Rehabilitation loans were $45.7 million. For the full year, MFA acquired approximately $4.6 billion in residential whole loans (including draws on Rehabilitation loans), resulting in net portfolio growth of $2.6 billion.

•	Interest rate volatility resulted in market value decreases in our residential whole loans that are measured at fair value through earnings of $42.6 million. These unrealized losses reflect a partial reversal of unrealized gains recorded in earlier quarters of 2021. On a full year basis we recorded unrealized gains on these loans of $16.2 million.

•	Unrealized losses on residential whole loans were partially offset by a gain of approximately $24.0 million on a minority investment held in a residential whole loan origination company. This gain reflects an adjustment of the carrying value of our minority stake and includes the partial reversal of an impairment that was initially recorded in March of 2020. The adjustment was required after the investee company entered into a capital transaction with an unrelated third party. In addition, offsetting gains totaling $7.2 million were also recorded on economic hedge positions in short TBAs, interest rate swaps and securitized debt held at fair value through earnings.

•	MFA paid a regular cash dividend for the fourth quarter of $0.11 per share of common stock on January 31, 2022. During the quarter, under our existing stock repurchase authorization we repurchased 8.5 million shares of common stock at an average price of $4.42 per share. Subsequent to the end of the quarter through February 18, 2022, we repurchased an additional 7.9 million shares of common stock at an average price of $4.43, leaving approximately $45.5 million of remaining capacity under the authorization as of such date.

Commenting on the fourth quarter 2021 and full year 2021 results, Craig Knutson, MFA’s CEO and President said, “We continued to execute on our plan to grow our loan portfolio and term out financing through securitization in the fourth quarter of 2021. We acquired $1.4 billion of loans in the fourth quarter and grew our loan portfolio by nearly $800 million. In addition, we completed three securitizations totaling $937 million. For the full year 2021, we grew our loan portfolio by over $2.6 billion, or 48.6%, and completed eight securitizations totaling $2.6 billion. The acquisition of Lima One on July 1, 2021 generated almost immediate results as we added $1.0 billion of business purpose loans in the second half of the year. Our net interest income for the fourth quarter was $70.1 million, a 13% increase from the third quarter, and an 83% increase from the fourth quarter of 2020. We earned $0.08 per common share in the fourth quarter. Earnings were negatively impacted by market value decreases in our loan portfolio held at fair value, as the Fed signaled a sharp shift in monetary policy early in the fourth quarter resulting in negative investor sentiment and increased interest rate volatility. Short rates, in particular, moved sharply higher and the yield curve flattened. Our GAAP book value declined slightly (less than 1%) to $4.78 from $4.82, and our Economic book value declined 2% to $5.15 from $5.25, due primarily to declines in prices of loans held at carrying value.”

Mr. Knutson added, “Despite a challenging interest rate environment in the fourth quarter, MFA generated a GAAP economic return for the quarter of 1.5%, while our Economic book value economic return was 0.2%. For the full year 2021, MFA’s GAAP economic return was 13.8% and Economic book value economic return was 12.7%. Finally, our total shareholder return for 2021 was 27.6%. We repurchased 8.5 million shares of our common stock at an average price of $4.42 during the fourth quarter. For the year 2021, we repurchased 20.1 million shares of our common stock at an average price of $4.26.”

Mr. Knutson continued, “We also continued to take advantage of a strong housing market to reduce our REO portfolio, selling 177 properties in the fourth quarter for aggregate proceeds of $53.9 million and generating $10.1 million of gains. For the full year 2021, we sold 647 REO properties for aggregate proceeds of $187.9 million, generating gains of $23.5 million. Our REO portfolio was $156.2 million at December 31, 2021, a 37.4% decrease since December 31, 2020.”

Q4 2021 Portfolio Activity

MFA’s residential mortgage investment portfolio increased by $782.6 million during the fourth quarter, as we continued to successfully execute on our asset acquisition strategy. Loan acquisitions included $946.1 million of Non-QM loans and $500.0 million of funded originations (including draws on Rehabilitation loans) of Business Purpose loans.

At December 31, 2021, our investments in residential whole loans totaled $7.9 billion. Of this amount, $6.3 billion are Purchased Performing Loans, $525.0 million are Purchased Credit Deteriorated Loans and $1.1 billion are Purchased Non-performing Loans. During the quarter, we recognized approximately $90.3 million of Interest Income on residential whole loans in our consolidated statements of operations, representing a yield of 5.08%. Purchased Performing Loans generated a yield of 4.12%, Purchased Credit Deteriorated Loans generated a yield of 7.15% and Purchased Non-performing Loans generated a yield of 9.83%. Continued success in acquiring purchased performing loans drove a sequential quarterly increase in interest income from our residential whole loan portfolio of approximately $10.7 million. Overall delinquency rates across our residential whole loan portfolio declined compared to the prior quarter. The dollar amount of Purchased Performing Loans that were 60 or more days delinquent, decreased by approximately 10% during the quarter, primarily due to lower Non-QM loan delinquencies. In addition, the amount of Purchased Credit Deteriorated loans that were 90 or more days delinquent, measured as a percentage of the unpaid principal balance, remained unchanged during the quarter and was 18.3% at December 31, 2021. The percentage amount of Purchased Non-performing Loans that were 90 or more days delinquent decreased to 42.4% at December 31, 2021 from 42.5% at September 30, 2021.

For the fourth quarter, a reversal of the provision for credit losses of $3.5 million was recorded on residential whole loans held at carrying value, primarily reflecting continued run-off of the carrying value portfolio and adjustments to certain macro-economic and loan prepayment speed assumptions used in our credit loss forecasts. The total allowance for credit losses recorded on residential whole loans held at carrying value at December 31, 2021 was $39.4 million. In addition, as of December 31, 2021, reserves for credit losses totaling approximately $205,000 were recorded related to undrawn commitments on loans held at carrying value.

Our Purchased Non-performing Loans and certain of our Purchased Performing Loans are measured at fair value as a result of the election of the fair value option at acquisition, with changes in the fair value and other non-interest related income from these loans recorded in Other income, net each period. For the fourth quarter, net losses of $42.6 million were recorded, primarily reflecting unrealized fair value changes in the underlying loans. These losses were partially offset by $7.2 million of gains on derivative hedge positions in swaps and short TBAs, as well as on securitized debt held at fair value through earnings.

In addition, as of the end of the quarter, we held approximately $156 million of REO properties, which decreased from $179 million as of the end of the third quarter. MFA’s proactive asset management team continues to take advantage of current market conditions and has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns. For the quarter, REO related net gains were $9.1 million.

Lima One had a second consecutive quarter of record origination volumes, funding more than $450 million of business purpose loans with a maximum loan amount of $600 million, and generating approximately $13.0 million of net origination, servicing, and other fee income.

At the end of the fourth quarter, MFA held approximately $257 million of Securities, at fair value, including $154 million of MSR-related assets and $103 million of CRT securities.

During the fourth quarter we entered into interest rate swaps with a notional amount of $900.0 million. At December 31, 2021, these swaps had a weighted average fixed pay interest rate of 1.01% and a weighted average variable receive interest rate of 0.05%. After including the impact of these swaps and other derivatives that have been entered into for economic hedging purposes, as well as the effect of securitized and other fixed rate debt, we estimate that the net effective duration of our investment portfolio at December 31, 2021 was 1.32.

General and Administrative and other expenses

For the three months ended December 31, 2021, MFA’s costs for compensation and benefits and other general and administrative expenses were $28.7 million. Expenses this quarter include $13.7 million compensation and other general and administrative expenses recorded at Lima One.

Stock Repurchase Program

On November 2, 2020, MFA’s Board of Directors authorized a stock repurchase program under which MFA may repurchase up to $250 million of its common stock through the end of 2022. As indicated above, during the fourth quarter of 2021, the Company repurchased 8,495,265 shares of common stock at an average price of $4.42 per share.

The following table presents MFA’s asset allocation as of December 31, 2021, and the fourth quarter 2021 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At December 31, 2021	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non-Performing Loans	Securities, at fair value	Real Estate Owned	Other, net (3)	Total
(Dollars in Millions)
Fair Value/Carrying Value	$6,316	$525	$1,072	$257	$156	$595	$8,921
Financing Agreements with Non-mark-to-market Collateral Provisions	(589)	(126)	(214)	—	(11)	—	(940)
Financing Agreements with Mark-to-market Collateral Provisions	(2,152)	(100)	(139)	(159)	(12)	—	(2,562)
Less Securitized Debt	(2,103)	(195)	(331)	—	(21)	—	(2,650)
Less Convertible Senior Notes	—	—	—	—	—	(226)	(226)
Net Equity Allocated	$1,472	$104	$388	$98	$112	$369	$2,543
Debt/Net Equity Ratio (4)	3.3 x	4.0 x	1.8 x	1.6 x	0.4 x		2.5 x

For the Quarter Ended December 31, 2021
Yield on Average Interest Earning Assets (5)	4.12%	7.15%	9.83%	26.28%	N/A		5.37%
Less Average Cost of Funds (6)	(2.19)	(2.23)	(2.51)	(1.50)	(2.58)		(2.39)
Net Interest Rate Spread	1.93%	4.92%	7.32%	24.78%	(2.58)%		2.98%

(1)	Includes $3.5 billion of Non-QM loans, $728.0 million of Rehabilitation loans, $949.8 million of Single-family rental loans, $102.0 million of Seasoned performing loans, and $1.1 billion of Agency eligible investor loans. At December 31, 2021, the total fair value of these loans is estimated to be approximately $6.4 billion.
(2)	At December 31, 2021, the total fair value of these loans is estimated to be approximately $624.0 million.
(3)	Includes $304.7 million of cash and cash equivalents, $99.8 million of restricted cash, and $71.7 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.
(4)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.
(5)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At December 31, 2021, the amortized cost of our securities, at fair value, was $208.0 million. In addition, the yield for residential whole loans at carrying value was 5.05%, net of three basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations. Yield reported on Securities, at fair value, includes $8.1 million of accretion income recognized on the redemption at par of a MSR-related asset that had been held at amortized cost basis below par due to an impairment charge recorded in the first quarter of 2020. Excluding this accretion, the yield reported would have been 11.37%.
(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended December 31, 2021:

Table 2 - Investment Portfolio Activity Q4 2021

(In Millions)	September 30, 2021	Runoff (1)	Acquisitions (2)	Other (3)	December 31, 2021	Change
Residential whole loans and REO	$7,260	$(601)	$1,444	$(34)	$8,069	$809
Securities, at fair value	283	(26)	—	—	257	(26)
Totals	$7,543	$(627)	$1,444	$(34)	$8,326	$783

(1)	Primarily includes principal repayments and sales of REO.
(2)	Includes draws on previously originated Rehabilitation loans.
(3)	Primarily includes changes in fair value and changes in the allowance for credit losses.

The following tables present information on our investments in residential whole loans.

Residential Whole Loans at December 31, 2021 and December 31, 2020:

Table 3 - Portfolio composition

	Held at Carrying Value		Held at Fair Value		Total
(Dollars in Thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Purchased Performing Loans:
Non-QM loans	$1,448,162	$2,357,185	$2,013,369	$—	$3,461,531	$2,357,185
Rehabilitation loans	217,315	581,801	517,530	—	734,845	581,801
Single-family rental loans	331,808	446,374	619,415	—	951,223	446,374
Seasoned performing loans	102,041	136,264	—	—	102,041	136,264
Agency eligible investor loans	—	—	1,082,765	—	1,082,765	—
Total Purchased Performing Loans	$2,099,326	$3,521,624	$4,233,079	$—	$6,332,405	$3,521,624

Purchased Credit Deteriorated Loans	$547,772	$673,708	$—	$—	$547,772	$673,708

Allowance for Credit Losses	$(39,447)	$(86,833)	$—	$—	$(39,447)	$(86,833)

Purchased Non-Performing Loans	$—	$—	$1,072,270	$1,216,902	$1,072,270	$1,216,902

Total Residential Whole Loans	$2,607,651	$4,108,499	$5,305,349	$1,216,902	$7,913,000	$5,325,401

Number of loans	9,361	13,112	14,734	5,622	24,095	18,734

Table 4 - Yields and average balances

	For the Three-Month Period Ended
(Dollars in Thousands)	December 31, 2021			September 30, 2021			December 31, 2020
	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$28,902	$3,002,644	3.85%	$23,891	$2,482,917	3.85%	$24,316	$2,435,751	3.99%
Rehabilitation loans	9,214	652,663	5.65%	9,918	557,635	7.11%	9,983	669,320	5.97%
Single-family rental loans	10,684	828,183	5.16%	9,497	659,046	5.76%	6,193	470,197	5.27%
Seasoned performing loans	1,423	106,065	5.37%	1,728	114,102	6.06%	1,993	143,926	5.54%
Agency eligible investor loans	8,046	1,065,062	3.02%	3,360	426,986	3.15%	—	—	—%
Total Purchased Performing Loans	58,269	5,654,617	4.12%	48,394	4,240,686	4.56%	42,485	3,719,194	4.57%

Purchased Credit Deteriorated Loans	10,033	561,262	7.15%	10,504	593,127	7.08%	8,973	694,988	5.16%

Purchased Non-Performing Loans	22,010	895,472	9.83%	20,704	939,578	8.81%	18,934	1,072,517	7.06%

Total Residential whole loans	$90,312	$7,111,351	5.08%	$79,602	$5,773,391	5.52%	$70,392	$5,486,699	5.13%

Table 5 - Net Interest Spread

	Quarter Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Purchased Performing Loans
Net Yield (1)	4.12%	4.56%	4.57%
Cost of Funding (2)	2.19%	2.14%	2.77%
Net Interest Spread (3)	1.93%	2.42%	1.80%

Purchased Credit Deteriorated Loans
Net Yield (1)	7.15%	7.08%	5.16%
Cost of Funding (2)	2.23%	2.18%	3.02%
Net Interest Spread (3)	4.92%	4.90%	2.14%

Purchased Non-Performing Loans
Net Yield (1)	9.83%	8.81%	7.06%
Cost of Funding (2)	2.51%	2.43%	3.57%
Net Interest Spread (3)	7.32%	6.38%	3.49%

Total Residential Whole Loans
Net Yield (1)	5.08%	5.52%	5.13%
Cost of Funding (2)	2.23%	2.20%	2.97%
Net Interest Spread (3)	2.85%	3.32%	2.16%

(1)	Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.
(2)	Reflects annualized interest expense divided by average balance of repurchase agreements, agreements with non-mark-to-market collateral provisions, and securitized debt.
(3)	Reflects the difference between the net yield on average Residential whole loans and average cost of funds on Residential whole loans.

Table 6 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	For the Year Ended December 31, 2021
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244
Current provision/(reversal)	(2,416)	(1,809)	(386)	(9)	(3,963)	(8,583)
Write-offs	(37)	(255)	—	—	(108)	(400)
Allowance for credit losses at June 30, 2021	$12,092	$11,604	$2,360	$57	$28,148	$54,261
Current provision/(reversal)	(2,403)	(2,526)	(670)	(7)	(4,020)	(9,626)
Write-offs	—	(393)	(56)	—	(84)	(533)
Allowance for credit losses at September 30, 2021	$9,689	$8,685	$1,634	$50	$24,044	$44,102
Current provision/(reversal)	(1,400)	(706)	(178)	(4)	(1,142)	(3,430)
Write-offs	—	(1,098)	(5)	—	(122)	(1,225)
Allowance for credit losses at December 31, 2021	$8,289	$6,881	$1,451	$46	$22,780	$39,447

	For the Year Ended December 31, 2020
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2019	$388	$2,331	$62	$—	$244	$3,025
Transition adjustment on adoption of ASU 2016-13 (4)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at March 31, 2020	$103,831	$35,633	$7,431	$249	$70,867	$218,011
Current provision/(reversal)	(2,297)	(5,213)	(500)	(25)	(2,579)	(10,614)
Write-offs	—	(420)	—	—	(207)	(627)
Valuation adjustment on loans held for sale	(70,181)	—	—	—	—	(70,181)
Allowance for credit losses at June 30, 2020	$31,353	$30,000	$6,931	$224	$68,081	$136,589
Current provision/(reversal)	(4,568)	(7,140)	(1,906)	(74)	(16,374)	(30,062)
Write-offs	(32)	(227)	—	—	(22)	(281)
Allowance for credit losses at September 30, 2020	$26,753	$22,633	$5,025	$150	$51,685	$106,246
Current provision/(reversal)	(5,599)	(3,837)	(1,107)	(43)	(7,997)	(18,583)
Write-offs	(86)	(425)	—	—	(319)	(830)
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833

(1)	In connection with purchased Rehabilitation loans at carrying value, the Company had unfunded commitments of $18.5 million and $73.2 million as of December 31, 2021 and 2020, respectively, with an allowance for credit losses of $205,000 and $1.2 million at December 31, 2021 and 2020, respectively. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets.
(2)	Includes $87.0 million and $143.4 million of loans that were assessed for credit losses based on a collateral dependent methodology as of December 31, 2021 and 2020, respectively.
(3)	Includes $57.4 million and $72.7 million of loans that were assessed for credit losses based on a collateral dependent methodology as of December 31, 2021 and 2020, respectively.
(4)	Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

Table 7 - Credit related metrics/Residential Whole Loans

	December 31, 2021
	Fair Value /	Unpaid Principal	Weighted	Weighted Average Term to	Weighted Average	Weighted Average	Aging by UPB
	Carrying	Balance	Average	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	(“UPB”)	Coupon (1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$3,453,242	$3,361,164	5.07%	355	66%	731	$3,165,964	$77,581	$22,864	$94,755
Rehabilitation loans	727,964	731,154	7.18	11	67	735	616,733	5,834	5,553	103,034
Single-family rental loans	949,772	924,498	5.46	329	70	732	898,166	2,150	695	23,487
Seasoned performing loans	101,995	111,710	2.76	162	37	722	102,047	938	481	8,244
Agency eligible investor loans	1,082,765	1,060,486	3.40	354	62	767	1,039,257	21,229	—	—
Total Purchased Performing Loans	$6,315,738	$6,189,012	5.05%	307

Purchased Credit Deteriorated Loans	$524,992	$643,187	4.55%	283	69%	N/A	$456,924	$50,048	$18,736	$117,479

Purchased Non-Performing Loans	$1,072,270	$1,073,544	4.87%	283	73%	N/A	$492,481	$87,041	$40,876	$453,146

Residential whole loans, total or weighted average	$7,913,000	$7,905,743	4.99%	301

	December 31, 2020
	Fair Value /	Unpaid Principal	Weighted	Weighted Average Term to	Weighted Average	Weighted Average	Aging by UPB
	Carrying	Balance	Average	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	(“UPB”)	Coupon (1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$2,336,117	$2,294,086	5.84%	351	64%	712	$2,042,405	$71,303	$35,697	$144,681
Rehabilitation loans	563,430	581,801	7.29	3	63	719	390,706	29,315	25,433	136,347
Single-family rental loans	442,456	442,208	6.32	324	70	730	411,377	6,691	3,907	20,233
Seasoned performing loans	136,157	149,004	3.30	171	40	723	136,778	2,248	1,155	8,823
Total Purchased Performing Loans	$3,478,160	$3,467,099	6.04%	281

Purchased Credit Deteriorated Loans	$630,339	$782,319	4.46%	287	76	N/A	$544,803	$65,791	$26,697	$145,028

Purchased Non-Performing Loans	$1,216,902	$1,282,093	4.87%	290	80	N/A	$497,299	$104,993	$54,180	$625,621

Residential whole loans, total or weighted average	$5,325,401	$5,531,511	5.54%	284

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $137.3 million and $189.9 million at December 31, 2021 and 2020, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 71% and 69% at December 31, 2021 and 2020, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.
(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

Table 8 - LTV 90+ Days Delinquencies

The following table presents certain information regarding the Company’s Residential whole loans that are 90 days or more delinquent:

	December 31, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$96,473	$94,755	64.6%
Rehabilitation loans	103,166	103,034	67.6%
Single-family rental loans	23,524	23,487	73.4%
Seasoned performing loans	7,740	8,244	45.6%
Agency eligible investor loans	—	—	—%
Total Purchased Performing Loans	$230,903	$229,520

Purchased Credit Deteriorated Loans	$95,899	$117,479	79.1%

Purchased Non-Performing Loans	$454,443	$453,146	80.2%

Total Residential whole loans	$781,245	$800,145

	December 31, 2020
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$148,387	$144,681	65.9%
Rehabilitation loans	136,347	136,347	65.8%
Single-family rental loans	20,388	20,233	72.7%
Seasoned performing loans	8,031	8,823	55.1%
Agency eligible investor loans	—	—	—%
Total Purchased Performing Loans	$313,153	$310,084

Purchased Credit Deteriorated Loans	$119,621	$145,028	86.7%

Purchased Non-Performing Loans	$571,729	$625,621	86.8%

Total Residential whole loans	$1,004,503	$1,080,733

(1)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Wednesday, February 23, 2022, at 10:00 a.m. (Eastern Time) to discuss its fourth quarter 2021 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking: risks related to the COVID-19 pandemic, including the pandemic’s effect on the general economy and our business, financial position and results of operations (including, among other potential effects, increased delinquencies and greater than expected losses in our whole loan portfolio); changes in interest rates and the market (i.e., fair) value of MFA’s residential whole loans, MBS and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in MFA’s portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, risks associated with investing in real estate assets, including changes in business conditions and the general economy and risks associated with the integration and ongoing operation of Lima One Holdings, LLC (including, without limitation, unanticipated expenditures relating to or liabilities arising from the transaction and/or the inability to obtain, or delays in obtaining, expected benefits (including expected growth in loan origination volumes) from the transaction). These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	December 31, 2021	December 31, 2020
	(unaudited)
Assets:
Residential whole loans, net ($5,305,349 and $1,216,902 held at fair value, respectively) (1)	$7,913,000	$5,325,401
Securities, at fair value	256,685	399,999
Cash and cash equivalents	304,696	814,354
Restricted cash	99,751	7,165
Other assets	565,556	385,381
Total Assets	$9,139,688	$6,932,300

Liabilities:
Financing agreements ($3,266,773 and $3,366,772 held at fair value, respectively)	$6,378,782	$4,336,976
Other liabilities	218,058	70,522
Total Liabilities	$6,596,840	$4,407,498

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 432,551 and 451,714 shares issued and outstanding, respectively	4,326	4,517
Additional paid-in capital, in excess of par	3,772,238	3,848,129
Accumulated deficit	(1,279,484)	(1,405,327)
Accumulated other comprehensive income	45,578	77,293
Total Stockholders’ Equity	$2,542,848	$2,524,802
Total Liabilities and Stockholders’ Equity	$9,139,688	$6,932,300

(1)	Includes approximately $3.0 billion and $1.8 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at December 31, 2021 and December 31, 2020, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In Thousands, Except Per Share Amounts)	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Residential whole loans	$90,312	$70,392	$303,468	$332,212
Securities, at fair value	14,257	8,227	56,690	90,094
Other interest-earning assets	1,168	761	1,800	9,850
Cash and cash equivalent investments	105	30	344	676
Interest Income	$105,842	$79,410	$362,302	$432,832

Interest Expense:
Asset-backed and other collateralized financing arrangements	$31,770	$32,041	$104,597	$242,039
Other interest expense	3,925	9,003	15,788	26,719
Interest Expense	$35,695	$41,044	$120,385	$268,758

Net Interest Income	$70,147	$38,366	$241,917	$164,074

Reversal/(Provision) for credit and valuation losses on residential whole loans and other financial instruments	$3,537	$15,709	$44,863	$(22,381)
Net Interest Income after Provision for Credit and Valuation Losses	$73,684	$54,075	$286,780	$141,693

Other Income, net:
Net (loss)/gain on residential whole loans measured at fair value through earnings	$(42,589)	$30,848	$16,736	$20,765
Gain on investment in Lima One common equity	—	—	38,933	—
Impairment and other gains and losses on securities available-for-sale and other assets	23,956	(116)	33,956	(425,082)
Lima One - origination, servicing and other fee income	12,962	—	22,600	—
Net gain on real estate owned	9,113	5,098	22,838	5,391
Net realized loss on sales of securities and residential whole loans	—	—	—	(188,847)
Loss on terminated swaps previously designated as hedges for accounting purposes	—	—	—	(57,034)
Other, net	11,249	(23,690)	30,040	(34,762)
Other Income/(Loss), net	$14,691	$12,140	$165,103	$(679,569)

Operating and Other Expense:
Compensation and benefits	$20,284	$1,908	$53,817	$31,042
Other general and administrative expense	8,391	6,727	31,729	25,666
Loan servicing, financing and other related costs	12,277	11,763	30,867	40,372
Amortization of intangible assets	3,300	—	6,600	—
Costs associated with restructuring/forbearance agreement	—	—	—	44,434
Operating and Other Expense	$44,252	$20,398	$123,013	$141,514

Net Income/(Loss)	$44,123	$45,817	$328,870	$(679,390)
Less Preferred Stock Dividend Requirement	$8,219	$8,218	$32,875	$29,796
Net Income/(Loss) Available to Common Stock and Participating Securities	$35,904	$37,599	$295,995	$(709,186)

Basic Earnings/(Loss) per Common Share	$0.08	$0.08	$0.67	$(1.57)
Diluted Earnings/(Loss) per Common Share	$0.08	$0.08	$0.66	$(1.57)

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans and securitized debt held at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these financial instruments. These adjustments are also reflected in the table below in our end of period stockholders’ equity. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage investments and certain associated financing arrangements, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share as of the quarterly periods below:

(In Millions, Except Per Share Amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
GAAP Total Stockholders’ Equity	$2,542.8	$2,601.1	$2,526.5	$2,542.3	$2,524.8
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	2,067.8	2,126.1	2,051.5	2,067.3	2,049.8
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	153.5	198.8	206.2	203.0	173.9
Fair value adjustment to Securitized debt, at carrying value (1)	4.3	(8.0)	(8.9)	(3.6)	(5.1)

Stockholders’ Equity including fair value adjustments to Residential whole loans and Securitized debt held at carrying value (Economic book value) (1)	$2,225.6	$2,316.9	$2,248.8	$2,266.7	$2,218.6

GAAP book value per common share	$4.78	$4.82	$4.65	$4.63	$4.54
Economic book value per common share (1)	$5.15	$5.25	$5.10	$5.08	$4.91
Number of shares of common stock outstanding	432.6	440.9	440.8	446.1	451.7

(1)	Economic book value per common share for periods prior to December 31, 2021 have been restated to include the impact of fair value changes in securitized debt held at carrying value.